UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2014

Innophos Holdings, Inc.
(Exact name of Registrant as specified in its their Charter)

Delaware (States or other jurisdictions of incorporation)	001-33124 (Commission File Numbers)	20-1380758 (IRS Employer Identification Nos.)

259 Prospect Plains Road
Cranbury, New Jersey 08512
(Address of Principal Executive Office, including Zip Code)

(609) 495-2495
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2014, the Registrant, its wholly owned subsidiaries Innophos Investments Holdings, Inc. and Innophos, Inc., as Subsidiary Borrowers, and its wholly owned subsidiaries AMT Labs, Inc., Kelatron Corporation, Woody IV, LLC, Triarco Industries, LLC and Chelated Minerals International, LLC, as Guarantors (each a “Company” and collectively, the “Companies”), entered into a First Amendment to Credit Agreement (the “Amendment”) with a group of lenders (collectively, the “Lenders”) including Wells Fargo Bank, National Association, as administrative agent. The Amendment amends that certain Amendment and Restated Credit Agreement, dated as of December 21, 2012 (as amended by the Amendment, the “Credit Agreement”), between the Companies and the Lenders.

The Amendment deletes the requirement that Restricted Payments (as defined in the Credit Agreement) be deducted from the Consolidated EBITDA for purposes of determining the Fixed Charge Coverage Ratio (as defined in the Credit Agreement). The Amendment provides the Companies with additional flexibility to make certain Restricted Payments (as defined in the Credit Agreement), including the repurchase by the Registrant of its stock, provided that the Companies satisfy certain financial requirements. These requirements include, after giving effect to Restricted Payments in question: (a) maintenance of the following consolidated ratios (all as defined and calculated according to the Credit Agreement): (i) Total Leverage Ratio less than or equal to 2.50 to 1.00; (ii) Senior Leverage Ratio less than or equal to 2.00 to 1.00; and (iii) Fixed Charge Coverage Ratio greater than or equal to 1.25 to 1.00; and (b) Accessible Borrowing Availability (as defined in the Credit Agreement) of at least $25 million.

As of the close of the last reporting period under the Credit Agreement (September 30, 2014), the Registrant’s Total Leverage Ratio, Senior Leverage Ratio and Fixed Charge Coverage Ratio calculated in accordance with the Credit Agreement were 0.91, 0.91 and 3.74 to 1.00, respectively, and, at the date of entering into the Amendment, the Accessible Borrowing Availability was approximately $188 million.

The above summary description is qualified in its entirety by the full text of the Amendment, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in response to this item.

Item 8.01 Other Events.

On December 22, 2014, the Registrant issued a press release announcing that its Board of Directors had authorized a new stock repurchase program, commencing January 1, 2015, pursuant to which the Registrant intends to acquire for cash in open market or private transactions from time to time up to $125 million of its Common Stock over the ensuing 12 months. The new repurchase program follows one begun in 2011 and expected to terminate on December 31, 2014, pursuant to which up to $50 million was authorized for stock acquisitions. A copy of the Registrant’s press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference in response to this item.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed with this report:

(d) Exhibit No.	Description

99.1
First Amendment to Credit Agreement dated December 18, 2014 between Registrant, the Subsidiary Borrowers and Guarantors, and a group of Lenders, including Wells Fargo Bank, National Association, as administrative agent

99.2	Press Release of the Registrant dated December 22, 2014

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

By:
Name: Mark Feuerbach Title: Vice President , Treasury , Investor Relations, Financial Planning & Analysis

Dated: December 23, 2014